Exhibit 99.1

RetinalGeniX Technologies Inc. Announces Hiring of Interim CFO Press Release | 12/01/2023

PETALUMA, Calif., Dec. 01, 2023 (GLOBE NEWSWIRE) — RetinalGeniX Technologies Inc. (OTCQB: RTGN) (“RetinalGeniX” or the “Company”) today announced that it has hired Virender Ahluwalia as Interim Chief Financial Officer.

The Company is an ophthalmic research and development med-device and therapeutic drug development company focused on developing High-Resolution Retinal Imaging and Pharmaco-Genetic Mapping™ technologies.

Mr. Ahluwalia is a seasoned executive and joins RetinalGeniX Technologies Inc. with over 15 years of experience in finance and operations across public and private organizations. He holds an MBA in Finance from Northeastern University and a Bachelor of Science from the National Institute of Technology (NIT) at Kurukshetra University. His proven track record in high-growth environments includes capital raises and accounting.

RetinalGeniX is developing innovative technologies such as DNA/RNA/GPS™ Pharmaco-Genetic Mapping™ software to prevent blindness through the early detection and treatment of ocular diseases.

In concert with its Pharmaco-Genetic Mapping™ the Company is developing a high-resolution retinal home and remote monitoring system that is intended to offer 24/7 real-time alerts to both physicians and patients and a cost-effective high-resolution retinal mass screening device that does not require dilation of the pupil. The combined technologies are intended to prevent blindness through the early detection and treatment of ocular diseases and also to detect initial physiological changes that could indicate possible future systemic disease including neurodegenerative, cardiovascular, vascular, metabolic, and diabetic conditions.

The Company has started conducting pharmaceutical clinical studies for treating dry Age-Related Macular Degeneration (AMD) and Alzheimer’s/Dementia complex as part of its DNA/RNA/GPS™ initiative.

RetinalGeniX has also filed two provisional patents related to these studies and formed an institutional review board to launch a 390-patient clinical study that is intended to validate the relative suitability of anti-VEGF ocular injection treatments for patient candidates with wet AMD.

Jerry Katzman MD, Chairman, President, and CEO of RetinalGeniX Technologies Inc., said, “We are very excited to welcome Virender aboard. His many years of expertise in working with companies of all sizes and being instrumental in capital raises and accounting are greatly valued.”

Virender Ahluwalia added, “I have had the privilege of collaborating with multiple medical device and healthcare organizations. It gives me immense pleasure to be a part of this company’s journey towards the development of innovative healthcare technologies. The Company’s groundbreaking work has the potential to bring hope to millions of patients worldwide.”

About RetinalGeniX™

RetinalGeniX is an ophthalmic research and development company focused on developing High-Resolution Retinal Imaging and Pharmaco-Genetic Mapping™ technologies intended to prevent blindness through the early detection and treatment of ocular diseases and also to detect initial physiological changes that could indicate possible future systemic disease including neurodegenerative, cardiovascular, vascular, metabolic, and diabetic conditions.

Safe Harbor Statement

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding developing innovative technologies such as DNA/RNA/GPS™ Pharmaco-Genetic Mapping™ software to prevent blindness through the early detection and treatment of ocular diseases, developing a high-resolution retinal home and remote monitoring system offering 24/7 real-time alerts to both physicians and patients and a cost-effective high-resolution retinal mass screening device that does not require dilation of the pupil, the combined technologies preventing blindness through the early detection and treatment of ocular diseases and also detecting initial physiological changes that could indicate possible future systemic disease including neurodegenerative, cardiovascular, vascular, metabolic, and diabetic conditions, conducting pharmaceutical clinical studies for treating dry Age-Related Macular Degeneration (AMD) and Alzheimer’s/Dementia complex as part of the Company’s DNA/RNA/GPS™ initiative, launching a 390-patient clinical study to validate the relative suitability of anti-VEGF ocular injection treatments for patient candidates with wet AMD and the potential of the Company’s work to bring hope to millions of patients worldwide. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict, that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the contribution of Mr. Ahluwalia to the Company, the Company’s ability to successfully complete research and further development and commercialization of Company drug candidates, the timing, cost and uncertainty of obtaining regulatory approvals for the Company’s drug candidates, the Company’s ability to protect its intellectual property, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contact

RetinalGeniX Technologies, Inc.

Jerry Katzman, MD, CEO

jkatzman@retinalgenix.com
+1 (415) 578-9761

www.retinalgenix.com